SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549


                              FORM 8-K


                           CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D)
                 OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)  April 13, 1997


SANTA ANITA REALTY ENTERPRISES, INC.   SANTA ANITA OPERATING COMPANY
(Exact name of registrant as           (Exact name of registrant as
  specified in its charter)              specified in its charter)

       Delaware                                Delaware
(State or other jurisdiction           (State or other jurisdiction
   of incorporation)                       of incorporation)

       95-3520818                             95-3419438
(IRS Employer Identification No.)     (IRS Employer Identification No.)

        0-9109                                    0-9110
(Commission File Number)               (Commission File Number)

301 West Huntington Drive, Suite 405    285 West Huntington Drive
       Arcadia, CA 91066-6014            Arcadia, CA 91066-6014
(Address of principal executive offices (Address of principal executive offices
  including zip code)                      including zip code)

    (818) 574-5550                            (818) 574-7223
(Registrant's telephone number          (Registrant's telephone number
including area code)                        including area code)

(Former name or former address,         (Former name or former address,
if changed since last report)            if changed since last report)

ITEM 5.   OTHER EVENTS

     On April 13, 1997, Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company (collectively, "The Santa Anita Companies") entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Meditrust and its wholly owned subsidiary, Meditrust Acquisition Corporation IV (collectively, "Meditrust"). Under the terms of the Merger Agreement, Meditrust will be merged with and into The Santa Anita Companies, and shareholders of Meditrust will receive 1.2016 paired common shares of The Santa Anita Companies for each share of Meditrust. This exchange is intended to be a tax-free exchange of shares. Based upon the closing price of Meditrust on April 11, 1997 of $37.25 per share, the transaction will have an initial value to shareholders of The Santa Anita Companies of approximately $383 million, or $31.00 per share. At March 31, 1997, The Santa Anita Companies had approximately 11.5 million paired common shares and 867,343 paired preferred shares outstanding and Meditrust had approximately 61.5 million shares of beneficial interest outstanding. Upon consummation of the merger, the surviving corporations will be named Meditrust Corporation and Meditrust Operating Company.

     Meditrust has agreed to purchase approximately 1.2 million paired common shares of The Santa Anita Companies at a purchase price of $31.00 per paired common share. In addition, The Santa Anita Companies have agreed to sell to one or more independent parties designated by Meditrust approximately 1.0 million paired common shares at a price of $31.00 per paired common share.

     The Merger Agreement also provides that, if requested by The Santa Anita Companies, Meditrust will make available to The Santa Anita Companies $100 million (less the purchase price of the approximately 1.2 million paired common shares acquired by Meditrust) to be used by The Santa Anita Companies for a cash self tender or cash election to its shareholders at a price of $31.00 per paired common share.

     The transaction, which has been approved unanimously by the Boards of Directors of The Santa Anita Companies and by the Board of Trustees of Meditrust, is subject to regulatory approvals and approvals by the shareholders of both The Santa Anita Companies and Meditrust. The merger is not subject to any financing conditions. The parties intend to file proxy materials for the proposed transaction as soon as possible. The transaction is expected to close in the fall of 1997.

                           SIGNATURES

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.


SANTA ANITA REALTY ENTERPRISES, INC.    SANTA ANITA OPERATING COMPANY

By: __/s/  BRIAN L. FLEMING__              By: __/s/  WILLIAM C. BAKER__
    Brian L. Fleming                           William C. Baker
    Acting President and Chief                 Chairman of the Board,
    Executive Officer                          President and Chief Executive
                                               Officer

Date:  April 16, 1997                  Date:  April 16, 1997